UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2007

SECURELOGIC CORP.
(Exact Name of Registrant as Specified in its Charter)

NEVADA	000-28099	77-0571784
(State or other jurisdiction	(Commission	(IRS Employer
of organization)	File No.)	Identification No.)

43 Hamelacha Street
Netanya 42505, Israel
(Address of principal executive offices, zip code)

(866) 838-1102
(Registrant’s Telephone Number, Including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act 917 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On December 28, 2007, SecureLogic Corp. (“Registrant”), along with certain of its officers and directors, Gary Koren, Shalom Dolev, Cathal L. Flynn, Iftach Yeffet, Tony Gross and Michael Klein (“Defendants”), entered into a Settlement Agreement and Release (“Settlement Agreement”) with Michael Gardner, Baytree Capital Associates, LLC, Treeline Investment Partners, LP, Sean Deson, David Jaroslowicz and Gene Rosenfeld (“Plaintiffs”) to settle two previously-disclosed lawsuits.

Pursuant to the Settlement Agreement, the parties intend to reverse a May 2005 acquisition (“2005 Acquisition”) whereby the Registrant acquired the outstanding capital stock and business of SpaceLogic Ltd. and its subsidiary SecureLogic Ltd. from the Defendants in exchange for shares (“Shares”) of the Registrant’s common stock. On the Effective Date (as defined in the Settlement Agreement), (i) the individual Defendants will surrender their respective Shares to the Registrant for cancellation with Mr. Koren transfering 1,200,000 of his Shares to Treeline Investment Partners, L.P. and Mr. Jaroslowicz, and (ii) the Registrant will transfer to a new entity beneficially owned by Messrs. Koren, Dolev, Yeffet, Gross and Klein (“Newco”), all of the business and assets of the Registrant other than (a) $250,000 in cash, (b) accounts in existence prior to the 2005 Acquisition, (c) corporate and tax records, and (d) 75% of the proceeds from the Registrant’s directors and officers insurance policy after payment of certain legal fees and expenses by the Registrant, Newco, and/or the Defendants in connection with the lawsuits. Newco will assume all liabilities and obligations of the Registrant except certain liabilities and obligations of the Plaintiffs, other shareholders, and tax and Securities and Exchange Commission filings not to exceed $5,000 in the aggregate. The Settlement Agreement also includes mutual general releases and non-disparagement provisions.

In addition, Newco will grant the Registrant or a designated subsidiary four non-exclusive licenses for individual iScreen Systems. Pursuant to these licenses, the Registrant will not market the iScreen Systems except through Newco or its designee. Each license will give the Registrant or its designated subsidiary the right to receive the first $200,000 in proceeds from the sale of the licensed iScreen System and an equal portion in any amount in excess of $200,000.

Further, Newco will be required to deliver to the Registrant a promissory note (the “Note”) in the principal amount of $100,000 payable on or before June 30, 2008. The Note will be non-negotiable, bear no interest, and be secured personally by Mr. Koren.

The settlement of these actions will become effective no later than five business days following the later of the final approval by the court of the Settlement Agreement and the effective date of the approval of the Settlement Agreement by the holders of at least a majority of the Registrant’s common stock. Upon the Effective Date, the Defendants will resign as officers and directors of the Registrant, terminate their employment contracts, and waive any options or rights to compensation.

The Plaintiffs have advised the Defendants that they intend to spin-out the outstanding shares of the subsidiary designated by the Registrant as the licensee to the iScreen licenses. The spin-out will require court approval to render the issuance of the subsidiary shares exempt from registration under the Securities Act of 1933, as amended. The Plaintiffs have agreed to bear all of the cost and expenses related to the spin-out prior to the Effective Date.

As of the date of this Current Report on Form 8-K, the Defendants beneficially own more than a majority of the outstanding common stock of the Registrant and have agreed to vote their shares in favor of the Settlement Agreement.

A copy of Settlement Agreement is attached as exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.05    Costs Associated with Exit or Disposal Activities.

The information set forth in Item 1.01 is incorporated hereto by reference.

Item 9.01    Financial Statements and Exhibits.

(d)

Exhibit	Description

10.1	Settlement Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the hereunto duly authorized.

SECURELOGIC CORP. /s/ Gary Koren Gary Koren, Chief Executive Officer
Dated: January 2, 2008